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                                                                                   Exhibit 12


                             COLUMBIA/HCA HEALTHCARE CORPORATION
                      COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
             For the quarters and nine months ended September 30, 1994 and 1993
                                    (Dollars in millions)

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                                                          Quarter          Nine Months
                                                       1994     1993      1994     1993

Earnings:

Income from continuing operations
  before minority interests and income taxes ....    $  293   $   72    $  872   $  681

Fixed charges, exclusive of capitalized
  interest ......................................        80       96       234      301

                                                     $  373   $  168    $1,106   $  982




Fixed Charges:

Interest charged to expense .....................    $   62   $   81    $  182   $  251

One-third of rent expense and amortization
  of deferred loan costs (a) ....................        18       15        52       50

Fixed charges, exclusive of capitalized
  interest ......................................        80       96       234      301

Capitalized interest ............................         3        2         9        8

                                                     $   83   $   98    $  243   $  309


Ratio of earnings to fixed charges ..............      4.49     1.71      4.55     3.18






(a) One-third of rent expense is considered representative of the underlying interest.

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